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                                                              EXHIBIT (c)(3)

M.A. Hanna Company
Suite 36-5000
200 Public Square
Cleveland, Ohio 44114-2304
(216) 589-4000
(216) 489-4200 (Facsimile)

September 2, 1994

CONFIDENTIAL

CIMCO, Inc.
265 Briggs Avenue
Costa Mesa, CA  92626-4555

Attention:           Mr. Russell T. Gilbert, President and Chief Operating
                     Officer

Gentlemen:

In connection with our discussion of a possible transaction involving our respective companies (the "Transaction"), each party hereto will be furnishing the other with certain information with respect to its respective businesses (the "Business") which is either non-public, confidential or proprietary in nature. All information furnished to each party hereto, its respective directors, employees, attorneys, accountants and financial advisors (collectively "representatives") (whether before or after the date of this Agreement), together with analyses, compilations, studies or other documents prepared by each party or its respective representatives which contain or otherwise reflect such information or our review of, or interest in, the Business or the Transaction is hereafter referred to as the "Information." In consideration of each party being furnished with the Information, each party agrees that:

       1. The information will be kept confidential and will not, without the prior written consent of the disclosing party, be disclosed by the receiving party, or by its representatives, in any manner whatsoever, in whole or in part, and shall not be used by the receiving party or its representatives for any purpose other than evaluating the Transaction, except as and to the extent required by a court or regulatory order. Moreover, the receiving party agrees to transmit the Information only to its representatives who need to know the Information for the purpose of evaluating the Transaction and who are informed by the receiving party of the confidential nature of the Information and who agree to be bound by the terms of this Agreement.

       2. Without the prior written consent of the other party and except as required by a court or regulatory order, each party and its respective representatives will not disclose to any other corporation, partnership or other entity or any other individual the fact that Information has been made available or that discussions or negotiations are taking place concerning a possible Transaction.

       3. The Information which is furnished to each party, or to its respective representatives, will be destroyed or returned to the disclosing party immediately upon its request without retaining any copies thereof. That portion of the Information which consists of analyses, compilations, studies or other documents prepared by each party, or by its respective representatives, will be destroyed or held by each party and kept confidential and subject to the terms of this Agreement.


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       4.     This Agreement shall be inoperative as to such portions of the
Information which (i) are or become generally available to the public through no fault or action by the receiving party or by its representatives; (ii) become available to the receiving party or to the general public on a non-confidential basis from a source, other than the disclosing such portions by a contractual, legal or fiduciary obligation; or (iii) were known to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the disclosing party or one of its representatives or are developed independently by the receiving party without reference to any of the Information disclosed to the receiving party.

       5. Except as otherwise provided therein, this Agreement supersedes all previous agreements and shall terminate on December 31, 1995, unless mutually extended.

If the foregoing is acceptable, please sign and return the enclosed copy of this letter, whereupon this will become a binding Agreement.

Sincerely,

M.A. HANNA COMPANY

By     /s/ John S. Pyke, Jr.
   --------------------------
       John S. Pyke, Jr.
       Vice President, General Counsel
       and Secretary

Enclosure

Agreed this 13th day of September, 1994

CIMCO, Inc.

By     /s/ Russell T. Gilbert
   --------------------------
       Russell T. Gilbert
       President and CEO